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                                                                    EXHIBIT 23.5

                        CONSENT OF CHASE SECURITIES INC.

                                                                 August 17, 1998

Board of Directors
HEALTH CARE AND RETIREMENT CORPORATION
One Seagate Plaza
Toledo, Ohio 43604-2616

Dear Members of the Board:

     We hereby consent to the use of our opinion letter dated June 10, 1998 to the Board of Directors of Health Care and Retirement Corporation ("HCR"), included as Annex B to the Joint Proxy Statement/ Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Catera Acquisition Corp., a wholly owned subsidiary of HCR, with and into Manor Care, Inc., and to the references therein to such opinion in the sections entitled "Summary--Opinions of Financial Advisors" and "The Merger--Opinion of Financial Advisor to HCR."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          CHASE SECURITIES INC.

                                          By: /s/ DOUGLAS BRAUNSTEIN

                                            ------------------------------------
                                            Name: Douglas Braunstein
                                            Title: Managing Director